Exhibit 23.02



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20546



Gentlemen:


I refer to the proposed issue and sale of up to $150,000,000 principal amount of Medium-Term Notes (the "Notes"), to be issued from time to time, by Public Service Company of North Carolina, Incorporated, a South Carolina corporation (the "Company"), with respect to which the Company has filed a Post-Effective Amendment No. 1 to Registration Statement No. 333-45206 (the "Amendment"), on Form S-3/A with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and Rule 415 thereof.

I hereby consent to the use of my name under the caption "Validity of the Notes" in the Prospectus included in the Amendment.




                              Sincerely,



                              s/ H. Thomas Arthur
                              H. Thomas Arthur
                              Senior Vice President, General Counsel
                              and Assistant Secretary